EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS FOURTH QUARTER AND YEAR END
RESULTS

ATLANTA, Georgia, March 8, 2004 - Atlantic American Corporation (Nasdaq- AAME) today announced net income for the year ended December 31, 2003 of $6.8 million or $0.25 per diluted share as compared to a loss of $12.2 million or $.63 per diluted share for the year ended December 31, 2002. The 2002 net loss was attributable to a $15.8 million cumulative effect of change in accounting for goodwill. Total revenue for 2003 was $171.6 million, a slight increase over 2002 total revenue of $170.2 million. Premiums during 2003 increased $0.2 million to $154.7 million from 2002 premiums of $154.5 million. For the fourth quarter ended December 31, 2003, total revenue decreased by 3.1% to $42.6 million from $43.9 million for the fourth quarter of 2002. Premiums for the fourth quarter of 2003 decreased to $39.0 million compared to $39.8 million for the fourth quarter of 2002. The decrease in premiums for the quarter and year ended December 31, 2003, as compared to the same periods in 2002, were primarily attributable to the loss of one of the Company’s larger contracts in the second quarter of 2003, offset by new business growth and premium increases on existing business.

During the fourth quarter ended December 31, 2003, the Company reported net income of $1.7 million, or $0.06 per diluted share, compared to net income of $198,000, or a loss of $0.01 per diluted share after considering preferred stock dividends, during the same period in 2002. Results for the fourth quarter of 2003 reflect improving loss trends whereas 2002 had been adversely impacted by state insolvency and second injury trust fund assessments, particularly in the Company’s casualty division.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated, “We are extremely pleased with our fourth quarter and annual results. We believe that our disciplined underwriting policies and procedures have contributed greatly to our performance. Each of our insurance subsidiaries performed better in 2003 than in 2002. We believe that we have a solid foundation for future success and are excited by the opportunities in 2004.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
(404) 266-5501

Atlantic American Corporation
Financial Data
As of December 31, 2003

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
(Unaudited; In thousands, except per share data)	2003	2002	2003	2002
Insurance premiums	$ 39,041	$ 39,804	$ 154,712	$ 154,499
Investment income	3,858	3,318	15,628	14,011
Realized investment gains (losses), net	(474)	440	360	587
Other income	159	384	900	1,148
Total revenue	42,584	43,946	171,600	170,245
Insurance benefits and losses incurred	23,808	27,064	102,343	109,109
Commissions and underwriting expenses	13,793	14,243	46,807	44,757
Interest expense	825	671	3,120	2,562
Other	1,926	2,025	12,805	10,714
Total benefits and expenses	40,352	44,003	165,075	167,142
Income (loss) before income tax expense and cumulative effect of change in accounting principle	2,232	(57)	6,525	3,103
Income tax expense (benefit)	561	(255)	(319)	(498)
Income before cumulative effect of change in accounting principle	1,671	198	6,844	3,601
Cumulative effect of change in accounting principle	-	-	-	(15,816)
Net income (loss)	$ 1,671	$ 198	$ 6,844	$ (12,215)
Basic earnings (loss) per common share:
Income (loss) before cumulative effect of change in accounting principle	$ 0.06	$ (0.01)	$ 0.26	$ 0.10
Cumulative effect of change in accounting principle	-	-	-	(0.74)
Net income (loss)	$ 0.06	$ (0.01)	$ 0.26	$ (0.64)
Diluted earnings (loss) per common share:
Income (loss) before cumulative effect of change in accounting principle	$ 0.06	$ (0.01)	$ 0.25	$ 0.10
Cumulative effect of change in accounting principle	-	-	-	(0.73)
Net income (loss)	$ 0.06	$ (0.01)	$ 0.25	$ (0.63)

Selected Balance Sheet Data	December 31, 2003	December 31, 2002
Total investments	$ 284,890	$ 250,384
Total assets	443,552	421,524
Insurance reserves and policy funds	263,745	254,135
Debt	56,238	50,042
Total shareholders' equity	86,893	78,540
Book value per common share	3.44	2.93